UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2014

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2014 PositiveID Corporation (the “Company” or “PositiveID”) entered into an agreement, in the form of a purchase order, from UTC Aerospace Systems (“UTAS”) to support a contract for the U.S. Department of Defense (“DoD”). This agreement is expected to be performed over the next seven months, between March and September, 2014. The terms of this fixed price agreement include a total value of $841,000 to PositiveID, paid in monthly installments over the next seven months.

This agreement will support the DoD Joint United States Forces Korea Portal and Integrated Threat Recognition (“JUPITR”) Program, which is intended to detect biological threats in order to protect our nation’s warfighters and allies. The JUPITR program will test and evaluate PositiveID’s biological detection and identification technology called M-BAND (Microfluidic Bioagent Autonomous Networked Detector). The assessment will baseline performance, reliability, maintainability, ease of use, and cost of operation to provide the “best of breed” and most affordable options for the U.S. Army and U.S. Air Force.

A copy of the agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The description of certain terms of the agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of that agreement.

Item 8.01 Other Events.

On March 31, 2014, the Company issued a press release announcing the agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued by PositiveID Corporation on March 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: March 31, 2014

	By:	/s/ William J. Caragol
William J. Caragol Chief Executive Officer